# SEC Schedule 13G/A (Amendment No. 2) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: AnaptysBio, Inc., CIK 0001370053
CUSIP: 032724106
Title of class of securities: Common Stock
Address of issuer's principal executive offices: 10770 Wateridge Circle, Suite 210, San Diego, California (CA), 92121
Date of event which requires filing of this statement: 01/31/2025
Filed pursuant to Rule 13d-1(c)
Amends the filing with accession number 0001193125-24-131732
Filed by CIK 0001863769

## Reporting persons
- Frazier Life Sciences Public Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 148,844; sole dispositive power 0; shared dispositive power 148,844; 0.5% of the class
  Comment: The shares listed in rows 6, 8 and 9 consist of 148,844 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHMLSP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 148,844; sole dispositive power 0; shared dispositive power 148,844; aggregate amount beneficially owned 148,844 (0.5% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 148,844 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHMLSP, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 148,844; sole dispositive power 0; shared dispositive power 148,844; aggregate amount beneficially owned 148,844 (0.5% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 148,844 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Frazier Life Sciences Public Overage Fund, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 18,902; sole dispositive power 0; shared dispositive power 18,902; aggregate amount beneficially owned 18,902 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 18,902 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHMLSP Overage, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 18,902; sole dispositive power 0; shared dispositive power 18,902; aggregate amount beneficially owned 18,902 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 18,902 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHMLSP Overage, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 18,902; sole dispositive power 0; shared dispositive power 18,902; aggregate amount beneficially owned 18,902 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 18,902 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Frazier Life Sciences X, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 18,715; sole dispositive power 0; shared dispositive power 18,715; aggregate amount beneficially owned 18,715 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 18,715 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.P. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHMLS X, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 18,715; sole dispositive power 0; shared dispositive power 18,715; aggregate amount beneficially owned 18,715 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 18,715 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.P. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHMLS X, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 18,715; sole dispositive power 0; shared dispositive power 18,715; aggregate amount beneficially owned 18,715 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 18,715 shares of Common Stock held directly by Frazier Life Sciences X, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Frazier Life Sciences XI, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 40,222; sole dispositive power 0; shared dispositive power 40,222; aggregate amount beneficially owned 40,222 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 40,222 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHMLS XI, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 40,222; sole dispositive power 0; shared dispositive power 40,222; aggregate amount beneficially owned 40,222 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 40,222 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHMLS XI, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 40,222; sole dispositive power 0; shared dispositive power 40,222; aggregate amount beneficially owned 40,222 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 40,222 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Frazier Healthcare VII, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 121,206; sole dispositive power 0; shared dispositive power 121,206; aggregate amount beneficially owned 121,206 (0.4% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 121,206 shares of Common Stock held directly by Frazier Healthcare VII, L.P. FHM VII, L.P. is the general partner of Frazier Healthcare VII, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Frazier Healthcare VII-A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 34,540; sole dispositive power 0; shared dispositive power 34,540; aggregate amount beneficially owned 34,540 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 34,540 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII-A, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHM VII, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 155,746; sole dispositive power 0; shared dispositive power 155,746; aggregate amount beneficially owned 155,746 (0.5% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 121,206 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 34,540 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- FHM VII, L.L.C.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 155,746; sole dispositive power 0; shared dispositive power 155,746; aggregate amount beneficially owned 155,746 (0.5% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 121,206 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 34,540 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- James N. Topper: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 80,812; shared voting power 382,429; sole dispositive power 80,812; shared dispositive power 382,429; aggregate amount beneficially owned 463,241 (1.5% of the class)
  Comment: The 80,812 shares listed in rows 5 and 7 are held directly by James N. Topper.
  
  The 382,429 shares listed in rows 6 and 8 consist of (i) 148,844 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., (ii) 18,902 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P., (iii) 18,715 shares of Common Stock held directly by Frazier Life Sciences X, L.P., (iv) 40,222 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. (v) 121,206 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (vi) 34,540 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Patrick J. Heron: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 9,110; shared voting power 382,429; sole dispositive power 9,110; shared dispositive power 382,429; aggregate amount beneficially owned 391,539 (1.3% of the class)
  Comment: The 9,110 shares listed in rows 5 and 7 are held directly by The Heron Living Trust 11/30/2004. Patrick J. Heron is the co-trustee of The Heron Living Trust 11/30/2004 and has voting and investment power over the shares held by The Heron Living Trust 11/30/2004.
  
  The 382,429 shares listed in rows 6 and 8 consist of (i) 148,844 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., (ii) 18,902 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P., (iii) 18,715 shares of Common Stock held directly by Frazier Life Sciences X, L.P., (iv) 40,222 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. (v) 121,206 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (vi) 34,540 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P. FHMLS X, L.P. is the general partner of Frazier Life Sciences X, L.P. and FHMLS X, L.L.C. is the general partner of FHMLS X, L.P. Patrick J. Heron and James N. Topper are the members of FHMLS X, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences X, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Albert Cha: type of reporting person: individual (IN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 167,746; sole dispositive power 0; shared dispositive power 167,746; aggregate amount beneficially owned 167,746 (0.6% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 148,844 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., and (ii) 18,902 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- James Brush: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 167,746; sole dispositive power 0; shared dispositive power 167,746; aggregate amount beneficially owned 167,746 (0.6% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 148,844 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P., and (ii) 18,902 shares of Common Stock held directly by Frazier Life Sciences Public Overage Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P. FHMLSP Overage, L.P. is the general partner of Frazier Life Sciences Public Overage Fund, L.P. and FHMLSP Overage, L.L.C. is the general partner of FHMLSP Overage, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP Overage, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Overage Fund, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Daniel Estes: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 40,222; sole dispositive power 0; shared dispositive power 40,222; aggregate amount beneficially owned 40,222 (0.1% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of 40,222 shares of Common Stock held directly by Frazier Life Sciences XI, L.P. FHMLS XI, L.P. is the general partner of Frazier Life Sciences XI, L.P. and FHMLS XI, L.L.C. is the general partner of FHMLS XI, L.P. Patrick J. Heron, James N. Topper and Daniel Estes are the members of FHMLS XI, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences XI, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Alan Frazier: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 155,746; sole dispositive power 0; shared dispositive power 155,746; aggregate amount beneficially owned 155,746 (0.5% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 121,206 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 34,540 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Nader Naini: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 155,746; sole dispositive power 0; shared dispositive power 155,746; aggregate amount beneficially owned 155,746 (0.5% of the class)
  Comment: The shares listed in rows 6, 8 and 9 consist of (i) 121,206 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 34,540 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Nathan Every: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 4,623; shared voting power 155,746; sole dispositive power 4,623; shared dispositive power 155,746; aggregate amount beneficially owned 160,369 (0.5% of the class)
  Comment: The 4,623 shares listed in rows 5 and 7 are held directly by Nathan Every.
  
  The 155,746 shares listed in rows 6 and 8 consist of (i) 121,206 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 34,540 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.
- Brian Morfitt: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 5,369; shared voting power 155,746; sole dispositive power 5,369; shared dispositive power 155,746; aggregate amount beneficially owned 161,115 (0.5% of the class)
  Comment: The 5,369 shares listed in rows 5 and 7 are held directly by Brian Morfitt.
  
  The 155,746 shares listed in rows 6 and 8 consist of (i) 121,206 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 34,540 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Patrick J. Heron, James N. Topper, Alan Frazier, Nader Naini, Nathan Every and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.
  
  The percentage listed in row 11 is calculated based on 30,428,682 shares of Common Stock outstanding on October 31, 2024, as set forth in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2024.

## Item 1. Issuer
Name of issuer: AnaptysBio, Inc.
Address of issuer's principal executive offices: 10770 Wateridge Circle, Suite 210, San Diego, CA, 92121.

## Item 2. Person Filing
Name of person filing:
Name of Person Filing: The entities and persons filing this statement (collectively, the "Reporting Persons") are:

Frazier Life Sciences Public Fund, L.P. ("FLSPF")
FHMLSP, L.P.
FHMLSP, L.L.C.
Frazier Life Sciences Public Overage Fund, L.P. ("FLSPOF")
FHMLSP Overage, L.P.
FHMLSP Overage, L.L.C.
Frazier Healthcare VII, L.P. ("FH VII")
Frazier Healthcare VII-A, L.P. ("FH VII-A")
FHM VII, L.P.
FHM VII, L.L.C.
Frazier Life Sciences X, L.P. ("FLS X")
FHMLS X, L.P.
FHMLS X, L.L.C.
Frazier Life Sciences XI, L.P. ("FLS XI")
FHMLS XI, L.P.
FHMLS XI, L.L.C.
James N. Topper ("Topper")
Patrick J. Heron ("Heron")
Albert Cha ("Cha")
James Brush ("Brush")
Daniel Estes ("Estes")
Alan Frazier ("Frazier")
Nader Naini ("Naini")
Nathan Every ("Every")
Brian Morfitt ("Morfitt" and together with Topper, Heron, Cha, Brush, Estes, Frazier, Naini and Every, the "Members")
Address of principal business office or, if none, residence:
The address and principal business office of the Reporting Persons is:

c/o Frazier Life Sciences Management, L.P.
1001 Page Mill Rd, Building 4, Suite B
Palo Alto, CA 94304
Citizenship:
Entities: FLSPF - Delaware, U.S.A.
FHMLSP, L.P. - Delaware, U.S.A.
FHMLSP, L.L.C. - Delaware, U.S.A.
FLSPOF - Delaware, U.S.A.
FHMLSP Overage, L.P. - Delaware, U.S.A.
FHMLSP Overage, L.L.C. - Delaware, U.S.A.
FH VII - Delaware, U.S.A.
FH VII-A - Delaware, U.S.A.
FHM VII, L.P. - Delaware, U.S.A.
FHM VII, L.L.C. - Delaware, U.S.A.
FLS X - Delaware, U.S.A.
FHMLS X, L.P. - Delaware, U.S.A.
FHMLS X, L.L.C. - Delaware, U.S.A.
FLS XI - Delaware, U.S.A.
FHMLS XI, L.P. - Delaware, U.S.A.
FHMLS XI, L.L.C. - Delaware, U.S.A.

Individuals: Topper - United States Citizen
Heron - United States Citizen
Cha - United States Citizen
Brush - United States Citizen
Estes - United States Citizen
Frazier - United States Citizen
Naini - United States Citizen
Every - United States Citizen
Morfitt - United States Citizen

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned: The information contained in row 9 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Percent of class: The information contained in row 11 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Sole power to vote or to direct the vote: The information contained in row 5 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Shared power to vote or to direct the vote: The information contained in row 6 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Sole power to dispose or to direct the disposition: The information contained in row 7 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.
Shared power to dispose or to direct the disposition: The information contained in row 8 of each Reporting Person's cover page to this Schedule 13G (including the footnotes thereto) is incorporated by reference.

## Item 5. Ownership of 5 Percent or Less of a Class
This statement reports that the reporting person has ceased to be the beneficial owner of more than 5 percent of the class: yes

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Exhibits
Exhibit 99.1 Joint Filing Agreement

## Signatures
- Frazier Life Sciences Public Fund, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP, L.L.C., GP of FHMLSP, L.P., GP of Frazier Life Sciences Public Fund, L.P. (02/14/2025)
- FHMLSP, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP, L.L.C., GP of FHMLSP, L.P. (02/14/2025)
- FHMLSP, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP, L.L.C. (02/14/2025)
- Frazier Life Sciences Public Overage Fund, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP Overage, L.L.C., GP of FHMLSP Overage, L.P., GP of Frazier Life Sciences Public Overage Fund, L.P. (02/14/2025)
- FHMLSP Overage, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP Overage, L.L.C., GP of FHMLSP Overage, L.P. (02/14/2025)
- FHMLSP Overage, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLSP Overage, L.L.C. (02/14/2025)
- Frazier Life Sciences X, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS X, L.L.C., GP of FHMLS X, L.P., GP of Frazier Life Sciences X, L.P. (02/14/2025)
- FHMLS X, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS X, L.L.C., GP of FHMLS X, L.P. (02/14/2025)
- FHMLS X, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS X, L.L.C. (02/14/2025)
- Frazier Life Sciences XI, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS XI, L.L.C., GP of FHMLS XI, L.P., GP of Frazier Life Sciences XI, L.P. (02/14/2025)
- FHMLS XI, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS XI, L.L.C., GP of FHMLS XI, L.P. (02/14/2025)
- FHMLS XI, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHMLS XI, L.L.C. (02/14/2025)
- Frazier Healthcare VII, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHM VII, L.L.C., GP of FHM VII, L.P., GP of Frazier Healthcare VII, L.P. (02/14/2025)
- Frazier Healthcare VII-A, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHM VII, L.L.C., GP of FHM VII, L.P., GP of Frazier Healthcare VII-A, L.P. (02/14/2025)
- FHM VII, L.P.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHM VII, L.L.C., GP of FHM VII, L.P. (02/14/2025)
- FHM VII, L.L.C.: /s/ Steve R. Bailey, By Steve R. Bailey, CFO of FHM VII, L.L.C. (02/14/2025)
- James N. Topper: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for James N. Topper, pursuant to a Power of Attorney, a copy of which was filed with the SEC on March 29, 2016 (02/14/2025)
- Patrick J. Heron: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Patrick J. Heron, pursuant to a Power of Attorney, a copy of which was filed with the SEC on March 29, 2016 (02/14/2025)
- Albert Cha: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Albert Cha, pursuant to a Power of Attorney, a copy of which was filed with the SEC on August 16, 2021 (02/14/2025)
- James Brush: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for James Brush, pursuant to a Power of Attorney, a copy of which was filed with the SEC on August 16, 2021 (02/14/2025)
- Daniel Estes: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Daniel Estes, pursuant to a Power of Attorney, a copy of which was filed with the SEC on April 18, 2022 (02/14/2025)
- Alan Frazier: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Alan Frazier, pursuant to a Power of Attorney, a copy of which was filed with the SEC on March 29, 2016 (02/14/2025)
- Nader Naini: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Nader Naini, pursuant to a Power of Attorney, a copy of which was filed with the SEC on March 29, 2016 (02/14/2025)
- Nathan Every: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Nathan Every, pursuant to a Power of Attorney, a copy of which was filed with the SEC on March 29, 2016 (02/14/2025)
- Brian Morfitt: /s/ Steve R. Bailey, By Steve R. Bailey, Attorney-in-Fact for Brian Morfitt, pursuant to a Power of Attorney, a copy of which was filed with the SEC on March 29, 2016 (02/14/2025)